Investment Advisory/Mutual Fund

Code of Ethics

rev: May 24, 2012

TABLE OF CONTENTS

I.	General Principles	1

	A. Compliance Basics for All Associates Manual	2

II.	Scope of the Code	2

III.	Standards of Business Conduct	3

	A. Compliance with Laws and Regulations	3

	B. Conflicts of Interest	3

	C. Activities Away From Baird	4

	D. Marketing and Promotional Activities	4
	1. Testimonials	4

IV.	Compliance Procedures	5

	A. Personal Securities Transactions	5

	B. Personal Securities Transaction Procedures and Reporting	6
	1. Preclearance Procedures	6
	2. Blackout Periods	6
	3. Baird Funds Trading Restrictions	8
	4. Exempt Transactions	10
	5. Reporting Requirements & Certification of Compliance	11

	C. Fund Directors	13

	D. Non-Discretionary Advisory Accounts	13

V.	Recordkeeping	13

VI.	Form ADV Disclosure	14

VII.	Administration and Enforcement of the Code of Ethics	14

	A. Training and Education	14

	B. Annual Review	14

	C. Board Approval	14

	D. Report to Board	14

	E. Reporting Violations	15

	F. Sanctions	15

	G. Further Information Regarding the Code of Ethics	15

VIII.	Definitions	15

i

I.      General Principles

Robert W. Baird & Co. Incorporated (“Baird”) is a full-service broker-dealer and a registered investment adviser.  Baird offers investment advisory services through several departments and programs.  These departments serve Baird’s investment advisory clients, who may include individuals, pension and profit sharing plans, trusts and estates, charitable organizations, banks and thrift institutions, partnerships, corporations, and other business entities including registered or unregistered management investment companies.  Baird’s activities as an investment adviser subject it to various requirements under the securities laws.  This Code of Ethics discusses the policies that apply to Access Persons whose responsibilities place them in a potential conflict of interest with Baird’s advisory clients, including Baird’s affiliated mutual fund family, Baird Funds, Inc. (each a “Fund” and collectively, “Baird Funds”).

The Baird investment advisory departments serve different clients and may offer services that could lead to differing types of potential conflicts of interest.   As a result, not all Access Persons are subject to identical responsibilities under this Code of Ethics and an Access Person in one Baird investment advisory department will not be held to have knowledge of information pertaining to a different Baird investment advisory department unless the facts and circumstances demonstrate that each area had knowledge of the relevant information.

Baird’s duties to its advisory clients require, among other things, that neither Baird nor its Access Persons use information regarding client transactions for personal profit.  Baird will take such steps as are necessary to ensure that not only Baird’s transactions, but also Access Person’s personal investments and outside business activities are conducted in a manner that avoids both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship.   In an effort to accomplish this, Baird will require that:

a.	Baird Access Persons conduct personal securities transactions in a manner consistent with this Code of Ethics;

b.	Information pertaining to an advisory client’s portfolio holdings as well as his or her financial status remains confidential;

c.	Baird Access Persons do not manipulate their positions to their advantage; and

d.	Decisions relating to advisory client investments are made based on the advisory client’s best interests.

Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics.  Technical compliance with the provisions of this Code of Ethics will not excuse failure to adhere to either the general principle of fiduciary duty or the  appropriate  standards  of  professional  responsibility;  therefore,  when  requesting approval to make a personal investment, an Access Person should consider the potential appearance of the requested transaction as well as the specific facts.  Failure to  comply with  the provisions  stated  in  this  Code of Ethics  could  result  in disciplinary action and possible termination of employment with Baird.

A.      Compliance Basics for All Associates Manual

In response to the expectation of regulators and for the protection of its property, business interests, and other associates, Baird has established policies and procedures that must be followed by all associates. These policies apply to all associates regardless of role in the organization and exist separate to the policies described in this manual. The general policies can be found in the ComplianceBasics for All Associates Manual available via the Compliance Manuals link under my applications on BairdWeb.

II.    Scope of the Code

Baird Access Persons are subject to this Code of Ethics.  An Access Person is defined as:

1.	Any officer, director, or other employee of Baird or Baird Funds (or of any company in a control relationship to Baird or Baird Funds) who:

a.	Has access to nonpublic information regarding advisory clients’purchases or sales of securities;

b.	Has functions or duties that relate to the determination of which securities recommendations, purchases or sales shall be made to/for advisory clients, including a Fund;

c.	Obtains any information regarding securities recommendations to advisory clients prior to the publication of such recommendations; or

d.	Has access to nonpublic information regarding the portfolio holdings of any advisory client, including a Fund; and

2.	Any other natural person in a control relationship to Baird or Baird Funds who obtains information concerning securities recommendations made to advisory clients or any Fund.

Please refer to section IV.C for requirements of Fund Directors.

Please refer to section IV.D for Non-Discretionary Advisory accounts.

III.   Standards of Business Conduct

A.      Compliance with Laws and Regulations

Baird Access Persons are required to comply with applicable securities laws including, but not limited to, the Investment Advisers Act of 1940 (the “Advisers Act”),  Investment  Company  Act  of  1940,  the  Securities  Act  of  1933,  the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002.

As part of this requirement, Access Persons are not permitted, in connection with the purchase or sale of a security for an advisory client, including any Fund, to either directly or indirectly:

•	Defraud such advisory client;

•	Mislead such advisory client, by making an untrue statement of material fact or failing to disclose material facts to such advisory client;

•	Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such advisory client;

•	Engage in any manipulative practice with regard to such advisory client; or

•	Engage in any manipulative practice in relation to securities, including but not limited to, price manipulation.

B.      Conflicts of Interest

As a fiduciary, Baird has an affirmative duty of care to act in the best interest of its advisory clients.  In order to comply with this duty, Baird and its Access Persons must avoid conflicts of interest, and can do so by fully disclosing material information concerning any conflict that arises with respect to an advisory client.

•
Conflicts Among Client Interests - Conflicts can arise where Baird or its Access Persons have reason to systematically favor the interests of one advisory client over another with respect to investment opportunities.  For example, larger accounts over smaller accounts, or accounts compensated by  performance-based  fees  over  accounts  not  compensated  by performance.  Systematic favoritism is strictly prohibited, and constitutes a breach of fiduciary duty.

•
Competing with Client Trades - Baird prohibits any Access Person from using knowledge about pending or currently considered securities for advisory clients to profit personally, directly, or indirectly, by purchasing or selling such securities for his/her personal accounts.

In addition, Access Persons must act in the best interests of advisory clients regarding trade execution and brokerage service costs.   Access Persons must adhere to the allocation, aggregation, best execution, directed brokerage and soft dollar policies and procedures.

C.      Activities Away From Baird

Registration Policy: For the firm’s associate policy regarding activities away, see the Associate Disclosures section of the Compliance Basics for All Associates Manual available via the Compliance Manuals link under my applications on BairdWeb.

Acting as Personal Trustee for a Client
Access Persons shall discuss with the Compliance Department any appointment as a trustee, administrator or executor except in the case of immediate family members. As a trustee for a client's account, the Access Person is considered to have a conflict of interest that is difficult to cure by written authorization, agreement, or otherwise and is illegal in many states.

D.     Marketing and Promotional Activities

Any marketing or promotional activities, including oral and written statements made by Baird Access Persons to advisory clients, prospective advisory clients, and the media, must be professional, accurate, balanced, and not misleading. Please refer to the Investment Advisory Policies and Procedures Manual or the Compliance  Basics  for  All  Associates  Manual   for  additional  information regarding marketing procedures.

1.         Testimonials

    Testimonials are prohibited under the Advisors Act; however a partial client list may be used in marketing materials where:

a. The adviser does not use performance-based data to determine which clients to include on the list;

b. Each list includes a disclaimer that “it is not known whether the listed clients approve or disapprove of [name of adviser] or the advisory services provided”; and,

c. Each list includes disclosure about the objective criteria used to determine which clients were included on the list.

IV.   Compliance Procedures

A.      Personal Securities Transactions

Unless a transaction or an Access Person is exempt, Access Persons must ensure that their personal trades, as well as those of their Immediate Family (please refer to Section VIII for a definition) members, are precleared through the SunGard PTA System before initiating a securities transaction for their personal accounts. This requirement applies to personal accounts held at Baird as well as those held at other broker-dealers.  Either the Access Person, his/her immediate Supervisor, another designated branch Access Person, or a designated member of the Compliance Department can electronically log preclear requests.   Should an Access Person enter a preclear that returns a conflict, or should he or she know of any potential conflicts that the preclear does not indicate, he or she should contact the Compliance Department to receive approval prior to entering his or her trade. Supervisory approval is valid only on the business day on which it is logged.  If the transaction is not effected on the date on which it is logged, the Access Person must submit a new request for subsequent approval.  GTC orders are not exempt from this requirement and, therefore, must be precleared daily until execution or cancellation of the order.

If an Access Person effects a transaction in any security that is deemed to be a prohibited transaction, as outlined in part B of Section IV, such transaction may be cancelled.  Any losses sustained during the intervening period shall be the sole responsibility of the Access Person, while any profit on the transaction must be relinquished and may be donated to a charitable organization designated by Baird.

The Supervisor (defined in Section VIII) or branch/department associate, in reviewing personal transactions, should consider whether the Access Person has any direct or indirect professional relationship with the issuer or if the proposed transaction has any substantial economic relationship to any securities being considered for purchase or sale for advisory clients, including any Fund.  An Access Person has a direct or indirect professional relationship with the issuer if, for example, the Access Person provides consulting services to the issuer, or is an officer or director of the issuer or its affiliates.  A professional relationship may also  exist  if  an  Access  Person’s  Immediate  Family  member  has  such  a relationship with an issuer or its affiliates.

The Access Person is in the best position to know whether additional information should be disclosed to his/her Supervisor and/or the Compliance Department.  An Access Person must, therefore, disclose any personal interest that either is, or might be, a conflict with the interest of an advisory client.  A transaction should only be approved after considering whether additional information may be required.  The Supervisor should call the Compliance Department before approval is granted if he/she has any questions regarding transaction approval.

Access Persons are required to obtain approval from the Investment Advisory Unit of the Compliance Department before investing in an initial public offering (“IPO”) or private investment.  For an IPO purchase request, the Access Person must complete a New Issue Certification form, which can be found on BairdWeb, and submit the form to the Investment Advisory Unit of the Compliance Department for review.  The Investment Advisory Unit will then forward the request to the Syndicate Department for review and final approval.   In order to comply with FINRA Rule 5130, it is unlikely that an Access Person will be eligible  to  purchase  any  IPO  securities.    For  a  private  investment  approval request, the Access Person must complete a Private Investment Transaction Approval Request Form, which can be found on BairdWeb, and submit the form to the Compliance Department for review.  If approval is granted, the resulting transaction must be included on the Access Person’s Personal Securities Transaction Attestation.

B.      Personal Securities Transaction Procedures and Reporting

     1.       Preclearance Procedures

Access Persons shall follow the preclearance procedures described in the previous section, except if exempted.  In any event, no Access Persons or their Immediate Family members shall purchase or sell, directly or indirectly, any Security (defined in Section VIII) which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (defined in Section VIII) and which he, she, or an Immediate Family member knows or should have known at the time of such purchase or sale is:

a.
The  subject  of  an  initial  public  offering  in  any  equity securities or securities convertible into equity securities (unless  the  Access  Person  requests  and  receives  prior written approval as discussed in Part A of Section IV);

b.	Offered pursuant to a limited offering or private placement memorandum (unless the Access Person requests and receives prior written approval as discussed in part A of Section IV); or,

c.	Prohibited by the guidelines described in more detail below.

     2.       Blackout Periods

These prohibitions do not prevent Baird Access Persons from owning or purchasing securities that may be owned or held by one or more advisory clients.  Certain transactions, however shall be permitted only if the Access Person’s personal transaction occurs between one and seven calendar days before or after the advisory client transaction.  In an effort to avoid any assertion that the Access Person could benefit from an advisory client transaction that could move the security price up, Access Persons should adhere to the following guidelines, unless exempted:

i.
An Access Person  may not sell personally held securities until at least seven calendar days after advisory clients have completed purchases.  However, an Access Person  may sell a security currently held in his/her personal account if the Access Person sells at least one calendar day prior to purchasing the security for advisory clients.

ii.
An Access Person  may not buy securities in a personal transaction if purchases in the same securities may be effected for advisory clients during the seven calendar day period following the personal transaction.   However, an Access Person  may buy a security that has been purchased for advisory clients if the Access Person purchases at least one calendar day after purchasing the security for advisory clients.

Similarly, to prevent Access Person from profiting as a result of advisory client transactions that have the ability to decrease the security price, Access Persons should adhere to the following guidelines:

i.
An Access Person  may not buy securities in a personal transaction until at least seven calendar days after advisory clients have sold the security.  However, an Access Person may buy a security that will be sold for advisory clients if the  Access  Person  purchases  at  least  one  calendar  day before selling the security for advisory clients.

ii.
An Access Person  may not sell securities in a personal transaction if advisory clients may sell the same securities during the seven calendar day period following the personal transaction.     However,  an  Access  Person   may  sell  a security that has been sold for advisory clients if the Access Person sells at least one calendar day after selling the security for advisory clients.

It is acknowledged that certain Access Persons (such as those who are officers of Baird Funds but who do not manage any advisory client accounts or serve as portfolio managers or analysts for any of the Baird Funds) may buy or sell securities in a personal transaction without any knowledge of any advisory client or Baird Funds’ portfolio transactions that have been made within seven calendar days prior to or following such Access Person’s personal transaction. In those instances, the CCO or delegate will review such Access Person’s personal transaction and determine whether to exempt such transaction from the prohibitions described above.

An Access Person may buy or sell a security on the same day that it will be traded for advisory clients, only if the following statements apply:

i.	Market capitalization of the security exceeds $3 billion on the day of the transaction(s); and

ii.	The transaction for the Access Person does not represent, either at the time of the transaction or upon conversion, the purchase or sale of more than 1,000 shares of common stock; and

iii.	The Access Person’s transaction is effected subsequent toadvisory client transactions.

These guidelines do not set forth every possible combination of security transactions; however, any proposed transactions shall be reviewed during the preclearance process using these, or similar constraints.  In some cases, a Supervisor or the Compliance Department may grant appropriate exceptions based on the facts.   Such exceptions may be granted after consideration of market volume and capitalization, shares outstanding, recent market trends, conflicts of interest, etc.

 3.   Baird Funds Trading Restrictions

Additional scrutiny will be placed on the trading activity of Baird Fund Access Persons.  In addition no Fund Access Person shall sell, directly or indirectly, or acquire any direct or indirect interest in any Security which he or she knows or should have known at the time of purchase or sale:

a.	Is a security for which a Fund has an open order pending;or

b.	Is an offsetting transaction effected in the same or equivalent security within the last (or prior) 60 calendar days.

Moreover, Baird Investment Management (“BIM”) Fund Access Persons are required to preclear personal transactions, including 401(k) and 529 account transactions, in the Baird equity funds including Baird LargeCap Fund, Baird MidCap Fund, and Baird SmallCap Value Fund.  BIM Fund

Access Persons are not required to preclear the fixed income Baird Funds (Baird Intermediate Bond Fund, Baird Aggregate Bond Fund, Baird Intermediate Municipal Bond Fund, Baird Core Plus Bond Fund, Baird Short-Term Bond Fund) or the CNI Charter Funds Full Maturity Fixed Income  Fund,  the  New  Covenant  Income  Fund  or  New  Covenant Balanced Growth Fund.

Conversely, Baird Advisors Fund Access Persons are required to preclear personal transactions, including 401(k) and 529 account transactions, in the Baird fixed income funds and the CNI Charter Funds Full Maturity Fixed Income Fund, the New Covenant Income Fund and the New Covenant Balanced Growth Fund; however, they are not required to preclear personal transactions in the Baird equity funds. Other Baird Fund Access  Persons,  such  as  officers  of  the  Baird  Funds,  are  required  to preclear personal transactions in any of the Baird Funds.

Any Fund Access Person that provides oversight or has similar responsibilities for either Baird Advisors or BIM must preclear personal transactions in any of the Baird Funds, both equity and fixed income, and the CNI Charter Funds Full Maturity Fixed Income Fund, the New Covenant Income Fund and the New Covenant Balanced Growth Fund.

In addition, Access Persons are NOT required to preclear periodic investment plan purchases or automatic withdrawals (e.g., Baird’s 401(k) Plan or Baird Funds Automatic Investment Plan).

As the Baird Funds are intended to be long-term investments  and not a means  to  speculate  on  short-term  market  movements,  Fund  Access Persons’ purchase and sale activity of the Baird Funds and CNI Charter Funds Full Maturity Fixed Income Fund, the New Covenant Income Fund and the New Covenant Balanced Growth Fund will be monitored for inappropriate trading on a periodic basis by the Compliance Department. Inappropriate trading activity can hurt a Fund’s performance as well as its shareholders.  Any Fund Access Person’s trading activity that is deemed inappropriate is a violation of this Code of Ethics and may result in a temporary suspension of a Fund Access Person’s trading privileges.

BIM Fund Access Persons may not purchase any securities of companies with a market capitalization less than $3 billion held in the Baird MidCap Fund or the Baird SmallCap Value Fund.  In addition, BIM Fund Access Persons may not purchase or sell more than 1,000 shares, on any given day, of a security with market capitalization greater than $3 billion held in either the Baird MidCap Fund or Baird SmallCap Value Fund.   A BIM Fund Access Person may sell a position that meets the criteria above and was purchased prior to a Baird MidCap Fund or Baird SmallCap Value purchase by obtaining approval from the Compliance Department and the Chief Investment Officer of BIM.

4.   Exempt Transactions

The guidelines and preclearance obligations of this Code of Ethics (i.e., items 1, 2 and 3 of Part B of this Section IV) shall not apply to:

a.
Purchases or sales effected in any account over which an Access Person has no direct or indirect influence, control or Beneficial   Ownership,   or   in   any   account   in   which discretion is given by the Access Person to a third party, and the Access Person does not place, recommend, approve or direct the transaction.

b.
Changes  in  ownership  positions  related  to  stock  splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock  delivery  or  receipt  upon  option  assignment  by  a contra party;

c.	Purchases of securities which are part of an automatic dividend reinvestment plan; or

d.
Purchases  of  securities  effected  upon  exercise  of  rights issued by an issuer pro-rata to holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired.

e.
Purchases or sales of open-end investment companies, (i.e., mutual funds) (other than purchases or sales of Baird Funds by Baird Fund Access Persons) exchange traded funds, closed-end funds and REIT’s involving less than 1,000 shares, variable rate bonds (also known as floaters), futures and options (on currencies or on a broad-based securities index), securities which are direct obligations or agency issues of the U.S. Government, short-term debt obligations, bankers’ acceptances, bank certificates of deposit, commercial paper, unit investment trusts that are invested exclusively  in  unaffiliated  mutual  funds,  annuities, worthless securities, and money market instruments.

f.
Purchase and sale of securities in a PIM account belonging to   an   Access   Person   or   Immediate   Family   Member provided the transaction is executed in a client block order and is managed according to the composite model.

5.        Reporting Requirements & Certification of Compliance

a.        Initial Holdings Reports and Annual Holdings Reports

Each  Access  Person  must  file,  no  later  than  ten  (10) calendar days after designation as an Access Person, a statement  reflecting  direct  and  indirect  Beneficial Ownership of securities on an Initial Holdings Report.  The fourth quarter Personal Securities Transaction Attestation will serve as the Annual Holdings Report.  The content of the  holdings  reports  must  be  current  as  of  a  date  45 calendar days preceding receipt of the report.

b.        Quarterly Transaction Reports and Brokerage Account Reports

Each Access Person must report his/her personal securities transactions at least quarterly.  In accordance with its duties as  an  investment  adviser,  Baird  supplies  each  Access Person with a Personal Securities Transaction Attestation Statement via Sungard PTA.   This Attestation must be reviewed and acknowledged no later than 30 calendar days following the end of the calendar quarter.  Should an Access Person acquiredirect or indirect Beneficial Ownership of an account or securities that have not previously been disclosed, the relevant information should be included on the quarterly reports.

c.        Transactions exempt from Reporting

Baird Access Persons are not required to:

i.	Report securities held in accounts over which they have no direct or indirect influence or control;

ii.	Report purchases or sales of open-end investment companies (other than the Baird Funds and exchange traded funds);

iii.	Report transactions effected pursuant to an automatic investment plan; or

iv.	Provide reports that would duplicate information contained in broker-dealer trade confirmations or account statements that Baird holds in its records

d.        Annual Code of Ethics Acknowledgment

Each Access Person must annually attest that he/she has received a copy of this Code of Ethics.  This is done via the signature  page  of  the  Baird  Associate  Annual Questionnaire.  The Public Communications Unit of the Compliance Department will annually provide each Access Person with a copy of the Baird Associate Annual Questionnaire.

e.        Duplicate Brokerage Confirmations and Statements

If an Access Person has been approved to maintain an account away from Baird, the Compliance Department will request duplicate copies of transaction confirmations and monthly/quarterly statements from the financial institution where the account is custodied.

f.         Monitoring of Personal Securities Transactions

Baird’s Chief Compliance Officer or delegates will monitor the personal securities transactions and trading patterns of its Access Persons in order to identify improper trading.

g.        Chief Compliance Officer’s Quarterly Reports

The Funds’ Chief Compliance Officer and administrator shall prepare a quarterly report to the Baird Funds’ Board of Directors which shall:
•
Identify any issues arising under this Code of Ethics including, but not limited to, any violations involving Fund Access Persons (as defined in Rule 17-j(1)(a)(i) under the Investment Company Act of 1940) that required remedial action during the past quarter; and

•	Identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice, or developments in law or regulations.

The quarterly reports shall be summarized in an annual report to the Baird Funds’ Board of Directors and shall include a certification from the Funds and Baird stating that the respective entity has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

C.      Fund Directors

Fund Directors (as defined in Section VIII) are exempt from the gifts and entertainment provisions dictated in Part D of Section III, the political contributions provisions specified in Part E of Section III, and the preclearance requirements outlined in Part A of Section IV.  In addition, the Fund Directors are exempt from the trading guidelines specified in Part B.1 of Section IV, as well as the compliance requirements addressed in Parts B.3.a, B.3.d, B.3.e, B.3.f, and B.3.g.  Fund Directors are also exempt from the reporting requirements outlined in Part B.3.b of Section IV unless such director knew, or in the ordinary course of fulfilling his or her official duties as a Fund Director should have known that, during the 15-day period immediately before or after the date of the transaction by the Fund Director, such security was (a) purchased or sold by Baird on behalf of any advisory client, including a Fund, or (b) being considered by Baird on behalf of any advisory client, including a Fund.  Such transactions shall be reported to and monitored by the Funds’ Chief Compliance Officer.

D.     Non-Discretionary Advisory Accounts

Access Persons with non-discretionary advisory client account(s) shall not be subject to the preclearing provisions of the Code of Ethics (Section IV.A) or from the blackout periods (Section IV.B.2).  Please note, the firm will be reviewing the personal trading activities of all Access Persons and may, upon review, require the Access Person’s personal trade(s) canceled at the Access Person’s expense.  The firm reserves the right to require Access Person(s) with non-discretionary advisory account(s) to preclear their personal trades.   Access Persons with both non- discretionary and discretionary accounts will be required to Pre-clear all their personal trades.  Note: Access Persons must follow the reporting requirements of this Code of Ethics.

V.     Recordkeeping

As documentation of Compliance with the applicable securities laws, Baird’s Compliance Department will maintain copies of pertinent information for no less than 5 years (with the information maintained in an easily accessible location for the first 2 years).   This documentation includes, but is not limited, to the following:

•	Copy of each Code of Ethics that has been in effect any time during the past five years;

•	A record of any violation or exception of the Code of Ethics and any action taken as a result of such violation or exception;

•	Copy of Initial and Annual Holdings Reports, Quarterly Attestations, Code of Ethics Annual and/or Amendment Acknowledgments of Receipt, confirmations, and statements;

•	A list of current Access Persons as well as a list of former Access Persons who were designated as such during the past 5 years;

•	A copy of reports provided to Baird’s Board of Directors pertaining to this Code of Ethics; and

•	Copies of New Issue Certification Forms and Private Investment Transaction Approval Request Forms.

VI.   Form ADV Disclosure

A description of the Baird Code of Ethics will be included in Part II of Baird’s Form ADV, or substitute brochure, along with instructions on how an advisory client can obtain a copy of this Code of Ethics.

VII. Administration and Enforcement of the Code of Ethics

A.      Training and Education

The Investment Advisory Unit of the Compliance Department is responsible for training and educating Baird’s Access Persons regarding this Code of Ethics.

B.      Annual Review

Baird’s Investment Advisory and Mutual Fund Chief Compliance Officer shall review this Code of Ethics annually and evaluate its effectiveness.

C.      Board Approval

The Baird Funds, Inc. Board of Directors must approve the content of this Code of Ethics as well as any changes made to it in the future.

D.     Report to Board

Violations of this Code of Ethics by Access Persons who are also Fund Access Persons, as defined above, will be brought to the attention of the Baird Funds, Inc. Board of Directors at its quarterly meeting.

E.      Reporting Violations

Access  Persons  are  required  to  report  any  violations  of  this  Code  of  Ethics promptly to the Investment Advisory Unit of the Compliance Department.

F.      Sanctions

Upon  discovering  a  violation  of  the  Code  of  Ethics,  Baird  may  impose appropriate sanctions.   The sanctions for inappropriate trading activities or knowingly filing false reports may include, among others, disgorgement  of profits, fines, or suspension or termination of employment.  Sanctions may also be imposed for incomplete or untimely reports.

G.      Further Information Regarding the Code of Ethics

Please  direct  questions  or  concerns  pertaining  to  this  Code  of  Ethics  to  the Investment Advisory Unit of the Compliance Department.

VIII.Definitions

“Advisory Clients”- Include accounts for which a Baird investment advisory department provides investment supervisory services.

“Access Person”- Please see page 2 of this Code of Ethics for a definition.

“Affiliate”-

•	Any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

•	Any person 5 per centum or more whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

•	Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

•	Any officer, director, partner, copartner, or employee of such other person;

•	If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

•	If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

“Beneficial Ownership”- has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended.   In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.  A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships). Beneficial ownership typically includes:

•	Securities held in a person’s own name;

•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

•	Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan;

•	Securities held in a trust of which such person is a trustee or beneficiary; and

•	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

“Control”- Power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Fund Director”- A Director of Baird Funds who is not also an officer of Baird Funds or an Affiliate of Baird.

“Immediate Family”-

•	Spouses of Access Persons;

•	Children of Access Persons, if sharing a residence or supported directly or indirectly to a material extent; or

•	Any persons who are supported directly or indirectly to a material extent or living in the same residence.

“Pecuniary Interest”- The opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.  An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household  (which  includes  any child,  stepchild,  grandchild,  parent,  stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).

“Purchase or sale of a Security”-  Includes  the buying or  writing of an  option  to purchase  or  sell  a  security  and  the  purchase  or  sale  of  instruments  which  may  be connected to securities the advisory client holds or intends or proposes to acquire.

“Security”- Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Supervisor”- Branch Office Manager, Baird investment advisory department Manager, or their delegate.  To the extent that a Branch Office Manager is an Access Person, designated individuals in the Compliance Department will act as the Supervisor. Furthermore, in the event that the Access Person’s immediate Supervisor is unavailable, the Compliance Department will act as the Supervisor.